UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 20, 2009
KREIDO BIOFUELS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-130606	20-3240178

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1070 Flynn Road Camarillo, California	93012

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (805) 987-8231
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of Material Definitive Agreement.
On April 20, 2009, Kreido Biofuels, Inc. (the “Company”) effected a Separation Agreement and General Release dated as of April 15, 2009 with G.A. Ben Binninger, Chief Executive Officer of the Company, pursuant to which his Employment Agreement dated December 1, 2007 and his employment with the Company and its wholly owned subsidiaries were voluntarily terminated. Under the Separation Agreement, the Company paid Mr. Binninger $53,958 of a total $107,917 total severance pay as provided for in his Employment Agreement. The remaining $53,959 of severance pay will be paid when and as Company cash assets allow for such payment and in all events no later than March 5, 2010. Also by the Separation Agreement, Mr. Binninger and the Company released and discharged each other from all known and contingent liabilities and obligation. The Company retired stock options held by Mr. Binninger for nominal consideration. Mr. Binninger will continue to serve as a director of the Company.
The Company and Acaso Investments, LLC are entering into an Agreement Re: Termination of Lease pursuant to which the parties terminated the Company’s Lease dated June 22, 2007 respecting the entire premises at 1070 Flynn Road in Camarillo, California (the “Flynn Road Premises”) effective as of March 31, 2009. The Company will allow Acaso to apply the security deposit to satisfy its March rent obligation and to retain certain office furniture and equipment in consideration for a release of all future rental obligations. Asorco will buy other office equipment for $10,000.
John Philpott, the continuing officer of the Company, has arranged with Acaso to maintain an office at the Flynn Road Premises for himself and will use that office as the Company’s headquarters at no cost to the Company for the term of his Employment Agreement summarized in Item 5.02 below.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
As discussed under Item 1.02 above, as of April 15, 2009, the Company effected a Separation Agreement with G.A. Ben Binninger, Chief Executive Officer of the Company, pursuant to which his Employment Agreement dated December 1, 2007 and his employment with the Company and its wholly owned subsidiaries were terminated.
On April 23, 2009, the Company elected John Philpott, Chief Financial Officer of the Company, as the Chief Executive Officer of the Company. The Company and Mr. Philpott entered into an Employment Agreement dated April 23, 2009 that replaces the Employment Agreement between the Company and Mr. Philpott dated April 30, 2008 and which was scheduled to expire on April 30, 2009. Mr. Philpott will report to the Board of Directors of the Company. He will not be required to dedicate his full time or attention to the business of the Company. Rather, his primary responsibilities will be to attend to the sale of the remaining equipment and inventory owned by the Company, evaluating acquisition and merger opportunities, and attending to the Company’s periodic reporting requirements. Mr. Philpott will provide his own office space, which shall serve as the Company’s headquarters. The Company will pay Mr. Philpott a salary of $5,000 per month. Mr. Philpott will have the opportunity to earn a performance bonus of between $1,000 and $50,000 depending upon his achieving target performance goals to be established by the Board of Directors. The Employment Agreement is scheduled to terminate on May 31, 2010. As an inducement for Mr. Philpott accepting the Chief Executive Officer position and waiving his rights under his April 30, 2008 Employment Agreement, the Company will pay Mr. Philpott an inducement payment of $252,800, of which $126,400 is to be paid on or before April 30, 2009 and the balance will be paid in installments when and as the Company has cash resources available to make payments and in all events on or before March 5, 2010. The Company has also released its rights to repurchase 75,000 shares of Company common stock previously issued to Mr. Philpott.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number

99.1	Separation Agreement dated as of April 15, 2009 by and among Kreido Biofuels, Inc., Kreido Laboratories and G.A. Ben Binninger.

99.2	Employment Agreement dated April 23, 2009 by and among Kreido Biofuels, Inc. Kreido Laboratories and John Philpott.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Information included in this Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information may involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections included in these forward-looking statements will come to pass. The Company’s actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, the Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 24, 2009	KREIDO BIOFUELS, INC.
	By:	/s/ John Philpott
		Name:	John Philpott
		Its:	Chief Executive Officer